Exhibit 16


September 2, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

     We have read the statements made by EP MedSystems, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 25, 2003. With respect to the statements contained in paragraphs 1, 2, 3 and 4 of Item 4, we agree with the statements concerning our Firm in such Form 8-K. We make no comment whatsoever regarding other statements of EP MedSystems, Inc contained therein.

Very truly yours,

/s/      PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP